Filed Pursuant to Rule 433
Registration No. 333-215267
February 13, 2017
FREE WRITING PROSPECTUS
(To Preliminary Prospectus dated February 13, 2017)


"HEALTH IS THE GREATEST GIFT"
- BUDDHA

BUILDING THE WORLD'S LARGEST
HEALTHY FUNCTIONAL BEVERAGE COMPANY

NEW AGE BEVERAGES CORPORATION
DENVER COLORADO
ESTD 2003

xingtea Natural Premium Green Tea

aspen pure ROCKY MOUNTAIN WATER

xing ENERGY

MELLOW MOOD™

ONE DROP

MARLEY BEVERAGE CO
LIVE LOVE

Forward Looking Statements

This presentation includes "forward-looking statements," within the meaning of the U.S. Securities Act of 1933, as amended and the U.S. Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements are not based on historical information and include, without limitation, statements regarding our future financial condition and results of operations, business strategy and plans and objectives of management for future operations. Forward-looking statements reflect our current views with respect to future events. The words "may," "will," "expect," "intend," "anticipate," "believe," "project," "estimate" and similar expressions identify forward-looking statements. These forward-looking statements are based upon estimates and assumptions made by us or our officers that, although believed to be reasonable, are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially and adversely as compared to those contemplated or implied by such forward-looking statements.

All forward-looking statements involve risks, assumptions and uncertainties. You should not rely upon forward-looking statements as predictors of future events. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All of the forward-looking statements we have included in this presentation are based on information available to us on the date of this presentation. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this presentation might not occur.

Free Writing Prospectus Statement

This presentations highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock

We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the US Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

The preliminary prospectus dated January 30, 2017 is available on the website at http://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and / or any supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, email: prospectus@aegiscap.com.

Offering Summary

Issuer	New Age Beverages Corporation
Proposed Exchange / Ticker	Applied for listing with NASDAQ under the symbol NBEV
Offer Size	$12.5 million, up to 15% overallotment option
Securities Offered	Common stock
Use of Proceeds	• Fund accelerated existing organic growth • Invest in distribution expansion and brand/product development • Reduce debt
Joint Book-runners	Aegis Capital Corporation and Maxim Group LLC

NABC

New Age Beverages Corporation

Become the world's largest healthy

functional beverage company

Investment Highlights

- Inflection point in beverages with consumers, retailers, & competitors
  - *Consumers now "buying" healthy*
  - *Retailers shifting, new routes to market emerging*
  - *Traditional competitors slow to pivot in response*
- New Age has a strong platform to address opportunity
  - *Portfolio of brands in growth segments*
  - *Own distribution and national DSD network*
  - *Profitable business with extensive infrastructure/capabilities/leadership*

Large-scale national and international distribution opportunities

Pipeline of high potential new products and IP in the queue

Platform enables profitable integration of brands/companies



Leadership Team	Experience	Key Expertise
Brent David Willis Chief Executive Officer	KRAFT, Coca-Cola, AB InBev, Colt	• 15+ years C-Level experience in global public and private companies • 15+ years Beverage experience, building companies and operations
Chuck Ence Chief Financial Officer	pepsi, Quantum, New Age	• 15+ years as a private company CFO and Controller for Pepsi • 22+ years in the Beverage Industry
Scott LeBon CEO, NABC, Inc.	7UP, New Age	• 25+ years as a in the Beverage Industry • 15+ years leading, developing New Age Beverages Operations
Dan Epstein CFO NABC, Inc., Controller	Coopers &Lybrand, pwc, HOMEDICS	• Significant public and private company accounting expertise • Former CFO and CEO of Marley Beverages
Mike Carwin VP - Supply Chain	New Age	• 15+ years experience with New Age Beverages • Depth of experience in Supply Chain, Procurement
Terry Sperstad SVP Business Development	Coca-Cola, Quaker, Red Bull	• 25+ years experience in the Beverage Industry • Depth of Key Account Sales, Natural Channel Leadership
Tom LeBon President - North America	7UP, New Age	• 15+ years leading, developing New Age Beverage Sales • 25 years+ in the Beverage Industry
Josh Hillegas President - DSD	New Age	• 15+ years experience with New Age Beverages • Depth of Experience in Sales, Distribution, Operations

Board of Directors

Name	Role	Logos
Neil Fallon	Executive Chairman	American Brewing Co.
Brent Willis	Chief Executive Officer	KRAFT, Coca-Cola, AB InBev, Colt
Ed Brennan	Independent Director	DFS, macy's
Greg Fea	Independent Director	illy, DANONE
Tim Haas	Independent Director	Minute Maid, Coca-Cola
Dr. Reginald Kapteyn	Independent Director	VIVITRIS, NIH
David Vautrin	Independent Director	XFIT Brands, Colt

Large, Addressable Market Opportunity

…Opportunity for New Beverages, Segments, Companies

THE GLOBALBEVERAGE INDUSTRY

>$800 Bn in Revenue


(in USD Bn)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1
$3
$9
$39
$44
$50
$55
$97
$245
$326
Kombucha >50%
Coconut Water +29%
Functional Water +9%
Energy Drinks +6%
Sports Drinks +3%
RTD Tea +10%
RTD Coffee +11%
Juices -3%
CSD's +3%
Bottled Water +10%

Source: Euromonitor, Booz & Company Analysis

Traditional Beverage Industry Headwinds Increasing

- Carbonated Soft Drinks down for 10th year consecutively
- Consumer awareness of negatives of HFCS, other traditional beverage ingredients
- Health and Wellness, rise of millennials and educated consumers shifting consumption patterns
- New Channels, E-commerce, and new Routes to Market creating pressure on traditional large beverage distributors

…. And Opportunities for Smaller Firms, as Major Companies Face Challenges



200
150
100
50
0
(in USD Bil)
$35 Billion for Small Brands
$60B
Small Brands
$95B
Big Brands
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Source: Jefferies, Food Business News, Beverage Business Insights, SPINS, Beverage Daily, Pew Research, EthniFacts, GoodBelly, CNBC, FoodBev, BevNet, Euromonitor, Food Product Design, CapitalIQ, Food Navigator, Nielsen, Brand Adoption, Campbell Soup Co. Annual Report, Beverage Marketing, Beverage Digest, Beverage Innovation 2015

New Age Beverages Corporation

New Age Beverages Evolution

Period	Event
October 2016	Marley Beverage Company partnership
Aug/Sept 2016	New Age Beverages Corporation Formed, nBEV
June/July 2016	Búcha, Inc merges with New Age, relocates domicility to Denver
April '15 - May '16	American Brewing acquires Búcha; Begins sale of Brewery Process
2009 - 2014	XingTea® expands to 46 states, 10 countries; New Age expands to 4,500 outlets
2008	XingTea® develops own DSD network, Cott changes strategy, Xing exits relationship
2006-2007	XingTea® forms distribution agreement to develop DSD and production network with Cott Corporation
2005	Pizza Hut Founder Dan Carney Acquires Controlling interest in New Age Beverage, XingTea® founded
2004	AspenPure® founded, integrated into New Age Operations
2003	New Age Beverage (Colorado Distributor) Established

@nBev

NBEV Financial Snapshot

Selected Balance Sheet Data

As of September 30, 2016

Total Current Assets	$10.5
Total Property, Plant, & Equipment, net	$7.4
Investments, Other Assets	$9.6
Total Assets	$27.5
Total Current Liabilities	$5.7
Total Debt	$15.2*
Total Liabilities	$20.9

Pro Forma Debt Structure[1]

- *Reducing Revolver Line with US Bank @ 3.5% $5.9*
- *Sale/lease back of building on 3/6/17 for $8.9MM eliminates $4.8MM (4.04%) 25-year mortgage*
- *Payment post uplist of $4.5MM from proceeds eliminates final seller payment*

Capital Structure

Total Shares Outstanding	22.7[2]
% owned by Management	35%
Warrants Outstanding	0
Total Shareowners	≈858

Operating Performance

(in 000's)	Q3	vs. PY
Gross Revenue	$15,984	+11%
Gross Profit	$2,953	+14%
Operating Income[3]	$295	+197%

9 month-ended 9/16 Gross Revenue was $42,246,793, +2% vs. PY

1 After completion of seller purchase agreement and building sale currently under contract
2 Preferred A Stock (voting only) will be converted concurrent with uplist
3 Does not include interest and depreciation expense of $282,409 and one time expenses of $177,864

The Result:
Profitable, growth company

Top 12 Healthy Functional Beverage Companies 2010[1]

- ITO EN
- AriZona
- vitaminwater
- Bolthouse FARMS
- POM FIJI
- HAIN CELESTIAL
- Honest tea
- VITA COCO
- LeBleu
- LEADINGBRANDS
- Lifeway Kefir

Top 12 Healthy Functional Beverage Companies 2016[1]

- POM FIJI
- ITO EN
- AriZona
- ICE
- GT'S
- VITA COCO
- bai
- HAIN CELESTIAL
- Lifeway Kefir
- NABC
- hint

US Beverages '10-'15 Segment Revenue Growth[2]



Kombucha 35%
Coconut Water 22%
RTD Coffee 19%
Functional Water 12%
Energy 10%
RTD Tea 8%
Bottled Water 7%
Sports Drinks 3%
CSD's -2%
Juices -4%
-10%
0%
10%
20%
30%
40%

1) Measured in Annual Net Revenues as reported
2) Beverage Industry Magazine, Annual Top 100 Report, IRI, Statista

The Result:
Foothold in >10 Countries



The Result:
Leverageable Strengths

- Excellent brands
- Strong DSD distribution network
- Marketing, consumer connection expertise
- Infrastructure, organizational capabilities
- Experienced leadership team

New Age Beverages
Portfolio of Brands

RTD Tea
$50Bn
+10%/yr



- All Natural, No Preservatives
- No HFCS, Honey/Cane Sweetened
- Non-GMO, Gluten Free
- #1 Ranked in taste in US

RTD Coffee
$55Bn
+11%



- All Natural, Jamaican Coffee
- No HFCS, 100% Cane Sweetened
- Atobo Cocoa, Hormone free Milk

Kombucha
$1.6Bn
+40%



- 100% Certified Organic
- 9 Months shelf life/stability
- >2 Billion Live Probiotics
- #1 Ranked in taste in US

Relaxation Beverages
$150MM
+12%



- All Natural, No Preservatives
- No HFCS, Juice/Cane Sweetened
- Triple-Filtered Black Tea

Energy Drinks
$39Bn
+6%



- All Natural, No Preservatives
- No HFCS, 100% Cane Sweetened
- Non-GMO, Full Vitamin B-Complex

Bottled Water
$326Bn
+10%



- Natural PH Balanced at up to 7.0
- Artesian Source Water
- Direct from the Colorado Rockies

The Result:
Own DSD + National Network

National Networked DSD
> 10,000 outlets

Own DSD
> 4,500 outlets

- > 4,500 total outlets covered
- >60 Brands, >600 Sku's
- 22 Truck Routes
- >$30MM Sales, CAGR >10%
- 4 Unique Hispanic routes
- 20+ Person Merchandising Team
- 20+ Person Sales Team
- One of the largest independent DSD distributors in US

The Result:
Retail Penetration across 46 states

National Distribution
>20,000 outlets

The Result:
Marketing Expertise & Resources

Traditional


búcha


xing tea
All Natural
Premium Green Teas
CBS

Experiential




xing tea
All Natural Premium
Green Tea










xing tea


FRESH DEALS

The Result:
Full Suite of Capabilities

Integrated & Automated Supply Chain Systems



Dedicated National Production Network
Shipping Efficiencies and Scale
Low-Cost In-Store Merchandising and Digital Marketing Strategy
Lean Overhead Structure
ERP Systems Integrating Operations
Sales Order Created
Picking List to Shipping
Packing Slip Generated
Inventory Levels Withdrawn
Invoice Generated
Accounting Record Updated
Inventory Replenishment Triggered
Customer Order via EDI

Organizational Capabilities

People
- Depth of Experience in Beverage Operations

Process
- Focused Routines, Dashboards & Metrics across functions

Systems
- Robust ERP, financial and inventory management systems

Information
- Data->Information->Insight to optimize performance

Environment
- New "Ownership" Corporate
- Culture being cascaded

The Result:
Financial Strength and Growth

2016 Evolution and Growth



(1)
búcha
xingtea
NEW AGE
Q12016
Q22016
Q32016
Q42016

(1) Management agreement signed 10/24/16 providing NBEV operational control; business was not acquired (revenue is scale not consolidated)

nBev Vision

Become the World Leader in Healthy Functional Beverages

...with a full portfolio of healthy functional beverages,
in all relevant packages/formats,
distributed in all relevant channels,
across all relevant global markets

Segment:	**RTD Tea**	**Energy**	**RTD Coffee**	**Kombucha**	**Relaxation**	**Premium Water**
$ Size:	$50 Bil	$39 Bil	$55 Bil	$600MM	$150MM	$326 Bil
Growth:	+10%/yr	+6%/yr	+11%/yr	+40%/yr	+12%/yr	+10%/yr

nBev Growth Drivers

- Drive Pervasive Availability on Expanded Brand Portfolio via a Key Account, Multi-Channel, Hybrid Route-to-Market Approach
- Begin Penetration of Close-in International Markets to Capitalize on Global Health & Wellness Trends
- Broaden New Age DSD Operations with Expanded Portfolio, Deeper Penetration by Channel & Improved Systems
- Build Brand Platforms with Leading Next Gen Healthy Functional Beverages, In-Store Activation & Consumer Connecting Activities
- Strengthen Organizational Capabilities and improve Margins Through Overhauling COGS and Installing ZBB on all OPEX

Drive Pervasive Availability with Multi-Channel, Hybrid RTM Approach

Current Selected Focus Key Accounts

Walmart, Sam's Club, Costco Wholesale, Kroger, Albertsons, Safeway, H-E-B, Smith's, King Soopers, Southeastern Grocers, 7-Eleven, Circle K, Valero, Whole Foods Market, Sprouts, Natural Grocers

Selected Distributor Partners

Thorpe Distributing Company, Nevada Beverage Co., Crown Distributors LLC, KeHE, Eby-Brown, H.T. Hackney, Premier Distributing, Intermountain, Schwan, Horizon, unfi, Haralambos Beverage Company, Core-Mark, Bisek & Company, Inc., dpi, Columbia, McLane, Capitol Beverage Sales LP, Davidson Specialty Foods, John Lenore & Co., Palmentere Brothers, Folsom Distributing, Hensley Beverage Company

Fully penetrate global market with current partners

Walmart, Sam's Club, Costco Wholesale, Kroger, Albertsons, Smith's, King Soopers, Southeastern Grocers, 7-Eleven, Circle K, Sprouts, Whole Foods Market, Natural Grocers

Target new key flagship accounts

Walgreens, Casino, Tesco, Delhaize, Meijer, Publix, Ahold, Coop, Carrefour, Massmart, Metro, Spar

Develop Hybrid Route to Market, Global Distribution Partners

dpi, KeHE, unfi, Eby-Brown, McLane, H.T. Hackney, NABC, Hensley Beverage Company, Haralambos Beverage Company, Staples, amazon.com, Sysco

Build Brand Platforms with Next Gen Healthy Functional Beverages

"New"	"Breakthrough"	"Disruptive"
Freshen **existing** brand portfolio with addition of key new functional ingredients/benefits - Sparkling - CoCo - Aloe - Free - In/Out Trending Flavors	Broaden **existing** brand portfolio with addition of key new functional ingredients/benefits - Probiotic - Bergamot - Other Functional	Launch… …new brands with… …new benefits with… …patent protection for… …new usage occasions in… …new distribution channels

Metric-Driven, High-ROI brand building activities
(social, digital, insight based, persuasive)
targeted to next generation consumers and millennials.

Strengthen Organizational Capabilities and Improve Margins

Improve COGS

- Scale purchasing, raw/ packaging material hedges
- Optimized co-manufacturing, Shipping routes, relationships
- Improve Mix with launch of higher margin new products

ZBB Opex

Zero-base budget every OPEX line item to ensure impact on either top or bottom line → Sales, Margin

Install new B2B POS order System for all constituents

Clean house of all disparate suppliers/agencies/service groups, combine utilization to best-in-class

→ Quality, Costs, Service

Culture and Capability

Build performance-oriented, metric-driven accountable culture

Inculcate daily, weekly, monthly etc. routines into business

Ensure Target setting and new compensation system full cascaded throughout Company

Systems/Infrastructure

Utilize tools/software for optimizing route structure and efficiency

Develop dashboards by function to ensure performance vs. objective by function

Roll out Microsoft dynamics and Encompass ERP systems throughout business

Encompass TECHNOLOGIES Microsoft Dynamics

Operating Income Bridge Depicts COGS Improvement Opportunity



(in USD MM)
$18
$16
$14
$12
$10
$8
$6
$4
$2
$0
$0.1
$15.9
$2.5
$9.9
$0.6
$0.2
$1.6
$0.9
$0.3
Q3 2015 Op. Inc.
Q3 2016 Gr. Rev.
Adjustments
COGS
Freight
A&P
Personnel
All Other
Q3 2016 Op. Inc.
Scale purchasing benefits
Product/package “value engineering”
Mix Improvement with New Products
Manufacturing Alignment

Strat plan '17 - '19
Primarily Driven by Organic Growth

Strategic Plan Building Blocks - By Growth Driver
Revenue Contribution '17 – '19



(in USD MM)
Revenue Growth
2016 LE
Category Growth @10%
DSD Expansion
US Distribution Expansion
International Penetration
New Products/ Aspen
External Growth
2019 Strategic Plan
Current
Strategic Plan
Stretch Plan

Public company comparables reveals inefficiency in OTC market

- *NBEV one of the few profitable small cap beverage firms*
- *Price to Sales ratio 3 times below the peer group average*

COMPARABLE COMPANY ANALYSIS

Market Analysis

(figures in millions, except per share data)

	Company	Ticker	Price (1) @ 01/24/17	52 - Week High	52 - Week Low	Equity Value	Revenue 2014	Revenue 2015	Net Income 2014	Net Income 2015	Equity Value / Revenue 2014	Equity Value / Revenue 2015
Large Cap	AMBEV SA-ADR	ABEV	$5.43	$6.34	$4.04	$85,347	$16,223	$14,238	$5,140	$3,786	5.3 x	6.0 x
Large Cap	MONSTER BEVERAGE CORP	MNST	$43.71	$55.50	$37.69	$24,957	$2,465	$2,723	$483	$547	10.1 x	9.2 x
Large Cap	DR PEPPER SNAPPLE GROUP INC	DPS	$91.45	$98.80	$81.05	$16,801	$6,121	$6,282	$703	$764	2.7 x	2.7 x
Large Cap	COCA-COLA EUROPEAN PARTNERS	CCE	$34.55	$54.54	$30.55	$16,664	$8,264	$7,011	$663	$596	2.0 x	2.4 x
Large Cap	NATIONAL BEVERAGE CORP	FIZZ	$49.47	$64.73	$32.35	$2,303	$641	$646	$43	$49	3.6 x	3.6 x
Large Cap	COTT CORPORATION	COT	$11.13	$17.38	$9.07	$1,540	$2,103	$2,944	$10	($3)	0.7 x	0.5 x
					Mean	**$24,602**	**$5,970**	**$5,640**	**$1,174**	**$956**	**4.1 x**	**4.1 x**
Small Cap	FARMER BROS CO	FARM	$8.75	$37.55	$24.04	$570	$528	$546	$12	$1	1.1 x	1.0 x
Small Cap	PRIMO WATER CORP	PRMW	$12.90	$14.99	$8.00	$337	$106	$127	($13)	$2	3.2 x	2.7 x
Small Cap	CELSIUS HOLDINGS INC	CELH	$5.75	$3.70	$1.56	$143	$15	-	($2)	-	9.8 x	-
Small Cap	REED'S INC	REED	$4.35	$5.50	$2.25	$61	$43	$46	($1)	($4)	1.4 x	1.3 x
Small Cap	LONG ISLAND ICED TEA CORP	LTEA	$4.10	$12.55	$3.73	$32	$2	$2	($3)	($3)	18.1 x	16.7 x
Small Cap	JONES SODA CO	JSDA	$6.75	$0.74	$0.33	$19	$14	$14	($2)	($1)	1.4 x	1.4 x
					Mean	**$193**	**$118**	**$147**	**($1)**	**($1)**	**5.8 x**	**4.6 x**

(1) Stock price as of January 24, 2017

The information contained herein is for informational purposes only. The source is Bloomberg LP

Investment Highlights

- Inflection point in beverages with consumers, retailers, & competitors
  - *Consumers now "buying" healthy*
  - *Retailers shifting, new routes to market emerging*
  - *Traditional competitors slow to pivot in response*
- New Age has a strong platform to address opportunity
  - *Portfolio of brands in growth segments*
  - *Own distribution and national DSD network*
  - *Profitable business with extensive infrastructure/capabilities/leadership*

Large-scale national and international distribution opportunities

Pipeline of high potential new products and IP in the queue

Platform enables profitable integration of brands/companies




"HEALTH IS THE GREATEST GIFT"
- BUDDHA
BUILDING THE WORLD'S LARGEST
HEALTHY FUNCTIONAL BEVERAGE COMPANY